EXHIBIT 11

                                    COMPUTATION OF PER SHARE EARNINGS
                                     CHEMICAL FINANCIAL CORPORATION
                                               (Unaudited)

                                                             Quarter Ended      Six Months Ended
                                                                June 30              June 30
                                                            1995       1994       1995       1994
                                                          (In thousands, except per share amounts)
PRIMARY:
Average shares outstanding . . . . . . . . . . . . .        9,160     9,123      9,157      9,116

Net effect of the assumed exercise of stock options-
    based on the treasury stock method using average
    market price . . . . . . . . . . . . . . . . . .          131       145        128        154
                                                            9,291     9,268      9,285      9,270

Net income . . . . . . . . . . . . . . . . . . . . .      $ 4,498    $4,398     $8,892    $ 8,452

Net income per common share. . . . . . . . . . . . .      $  0.49    $ 0.47     $ 0.96    $  0.91

FULLY DILUTED:
Average shares outstanding . . . . . . . . . . . . .        9,160     9,123      9,157      9,116

Net effect of the assumed exercise of stock options-
    based on the treasury stock method using end of
    period market price. . . . . . . . . . . . . . .          132       144        130        153
                                                            9,292     9,267      9,287      9,269

Net income . . . . . . . . . . . . . . . . . . . . .      $ 4,498    $4,398     $8,892    $ 8,452

Net income per common share. . . . . . . . . . . . .      $  0.49    $ 0.47     $ 0.96    $  0.91
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